EXHIBIT 10.1

FIRST AMENDMENT TO FORBEARANCE AGREEMENT

THIS FIRST AMENDMENT TO FORBEARANCE AGREEMENT (the "Amendment") is made and entered into as of August 7, 2009, by and among PREMIX-MARBLETITE MANUFACTURING CO. ("Premix"), DFH, INC., formerly known as Acrocrete, Inc. and Acro Holdings, Inc. ("DFH"), and JUST-RITE SUPPLY, INC. ("Just-Rite"), each a Florida corporation (each a "Borrower" and collectively, "Borrowers"); IMPERIAL INDUSTRIES, INC., a Delaware corporation ("Guarantor"); MICHAEL PHELAN, as assignee for the benefit of the creditors of Just-Rite, and not individually ("Assignee"); and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association and successor to Congress Financial Corporation (Florida) under the Loan Agreement (defined below) ("Lender").

Recitals:

Lender and Borrowers entered into a certain Consolidating, Amended and Restated Financing Agreement and Security Agreement dated January 28, 2000 (as amended, restated, modified and supplemented from time to time, the "Loan Agreement"), pursuant to which Lender has made loans and other extensions of credit to Borrowers, which loans and extensions of credit are secured by security interest in and liens upon all of the assets of Borrowers and guaranteed unconditionally by Guarantor.

Just-Rite has made an assignment for the benefit of its creditors under Florida law, styled In re Just-Rite Supply, Inc., Assignor, to Michael Phelan, Assignee, Case No. CACE 2009 09032744XXXX (04), In the Circuit Court of the 17th Judicial Circuit, In and For Broward County, Florida (the "ABC").  Assignee is the assignee in the ABC.

Lender, Borrowers and Guarantor entered into a Forbearance and Amendment Agreement dated June 9, 2009 (as at any time amended, the "Forbearance Agreement"). By separate written agreement, Assignee has agreed to be bound by the Loan Agreement and the Forbearance Agreement. Borrowers, Guarantor and Assignee have requested that the Forbearance Agreement be amended, and Lender is willing to amend the Forbearance Agreement as hereinafter set forth.

NOW, THEREFORE, for TEN DOLLARS ($10.00) in hand paid and in consideration of the premises and the mutual covenants herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1.

Definitions.  All capitalized terms used in this Amendment, unless otherwise defined, shall have the meanings ascribed to such terms in the Forbearance Agreement; provided that as used herein, the term "Obligor" shall mean and include Borrowers, Guarantor and the Assignee (solely in his capacity as assignee in the ABC, and not individually).

2.

Acknowledgments and Stipulations of Obligors.

(a)

Each Obligor acknowledges, stipulates and agrees that (1) as of the opening of business on August 7, 2009, the aggregate net principal balance of Revolving Loans outstanding under the Loan Agreement, exclusive of accrued interest, costs, bank fees and attorneys' fees chargeable to Obligors under the Financing Agreements, totaled approximately $800,463; (2) all of the Obligations are absolutely due and owing to Lender without any defense, deduction, offset or counterclaim (and, to the extent any Obligor had any defense, deduction, offset or counterclaim on the date hereof, the same is hereby waived); (3) Events of Default have occurred and exist under the Financing Agreements, (4) the Financing Agreements executed by each Borrower are legal, valid and binding obligations of such Borrower enforceable against such Borrower in accordance with their terms; (5) the security interests granted by each Borrower to Lender in the Accounts, Inventory, general intangibles and other Collateral are duly perfected security interests in such Collateral; (6) each of the Guaranty and Waiver Agreements executed by Guarantor (collectively, the "Guaranties") is a legal, valid and binding obligation of Guarantor and is enforceable against Guarantor in accordance with its terms; (7) each of the recitals contained at the beginning of this Agreement is true and correct; and (8) prior to executing this Agreement, each Obligor consulted with and had the benefit of advice of legal counsel of its own selection and each has relied upon the advice of such counsel, and in no part upon any representation of Lender concerning the legal effects of this Amendment or any provision hereof.

(b)

In addition, each Obligor acknowledges, stipulates and agrees that certain Forbearance Conditions have not been satisfied as a result of the following (collectively, but solely as the same exist on the date hereof, the "Existing Forbearance Condition Violations"):

(1)

The outstanding unpaid Revolving Loans made to Premix and the Assignee exceeded the amount available to be borrowed under the Credit Agreement, as amended by Section 10(C) of the Forbearance Agreement, by an amount that exceeded $230,000 as of July 30, 2009;

(2)

For each and every measurement period during the Forbearance Period, Borrowers and Assignee have failed to deliver to Lender actual cash proceeds of Collateral owned by Just-Rite in an amount not less than 75% of such proceeds as projected in the Budget, in violation of Section 5 of the Forbearance Agreement;

(3)

Neither Borrowers nor Assignee have provided copies of bank statements of Just-Rite and the Assignee or forecasts of cash needs, sales and collections, in each case as and to the extent required by Section 13 of the Forbearance Agreement;

(4)

Neither Borrowers nor Assignee have provided to Lender the month-end physical count of Inventory as of June 30, 2009, which was due to be provided to Lender no later than July 10, 2009, pursuant to Section 13 of the Forbearance Agreement; and

(5)

Assignee has failed to deliver to Lender all proceeds of Collateral as and when received by Assignee as required by the Loan Agreement and Section 5(f) of the Forbearance Agreement.

(c)

Further, each Obligor acknowledges, stipulates and agrees that, considering the inability of Obligors to determine and report to Lender the quantity, quality or value of the remaining assets owned by Just-Rite, the widespread disputes that exist between Just-Rite (or the Assignee on behalf of Just-Rite) and the customers of Just-Rite with respect to Accounts owed by such customers, the collection risks that exist with respect to undisputed Accounts owed to Just-Rite, and the inaccuracies in Just-Rite's previous assessments of the quantity and value of its

Inventory, none of the assets of Just-Rite qualifies or should be treated as Eligible Accounts or Eligible Inventory.

3.

Amendments to Forbearance Agreement.  The Forbearance Agreement is hereby amended as follows:

(a)

In Section 1, by adding "and the Assignee" at the end of the definition of "Obligors";

(b)

In Section 5, by redesignating the second subsection (g) as subsection (h) and subsection (h) as subsection (i); and

(c)

By deleting Section 8 in its entirety and by substituting in lieu thereof the following:

8.

Discretionary Loans to Premix and Assignee.

(a)

Notwithstanding the existence of the Stipulated Defaults, Lender may continue, in its sole and absolute discretion, to honor requests by Premix or the Assignee (with the consent of Premix) for Revolving Loans pursuant to the Loan Agreement and this Agreement.  If Lender, in its sole and absolute discretion, elects to honor any such request, the making of such Revolving Loan will not operate as a waiver of any Stipulated Default or any other Event of Default or any right or remedy under the Loan Agreement or any other Financing Agreement, will not be deemed to establish a course of conduct so as to justify an expectation by Premix or the Assignee that Lender will make any future advances, and will not preclude Lender from exercising any and all remedies available to Lender under the Loan Agreement, the other Financing Agreements or Applicable Law at any time or times.  Lender's discretion to honor requests for a Revolving Loan from Premix or the Assignee (with the consent of Premix) in accordance with the Loan Agreement and this Agreement, and the amount of such Revolving Loan, may be exercised without regard to Borrowers' compliance with the terms of the Financing Agreements or this Agreement or the existence of any Event of Default.  If the unpaid balance of Revolving Loans outstanding at any time should exceed the borrowing base set forth in Section 2.1 of the Loan Agreement at such time, all such Revolving Loans shall nevertheless constitute Obligations that are secured by the Collateral and entitled to all of the benefits thereof.

(b)

For purposes of notice to Premix and the Assignee, but without in any way limiting the sole and absolute discretion of Lender to make or to decline to make any Revolving Loan, in considering requests for Revolving Loans, among other factors, Lender intends to (i) in lieu of reducing borrowing availability by $1,040,000 as provided in Section 2.1(a)(iv) of the Loan Agreement, exclude all Accounts and Inventory owned by Just-Rite from the calculation of Eligible Accounts and Eligible Inventory, and (ii) beginning July 31, 2009, and continuing on the Friday of each week thereafter, increase Availability Reserves by $75,000 per week as a valuation reserve (the "Valuation Reserve"), until the aggregate Valuation Reserve equals $300,000. Each Obligor hereby agrees that the foregoing changes to the borrowing formulas in the Loan Agreement are reasonable and justified by the financial condition of Borrowers and the current state of the Collateral.

4.

Ratification and Reaffirmation.  Each Obligor hereby ratifies and reaffirms the Loan Agreement, the Forbearance Agreement, the other Financing Agreements and all of its obligations and liabilities thereunder.

5.

No Novation.  Except for the amendments expressly provided in Section 3 of this Amendment, nothing herein shall be deemed to amend or modify any provision of the Forbearance Agreement, the Loan Agreement or the other Financing Documents, which shall continue in full force and effect.  This Amendment is not intended to be, nor shall it be construed to create, a novation or an accord and satisfaction.

6.

Non-Waiver of Default; Reservation of Rights and Remedies; Strict Compliance. Neither this Amendment nor any Revolving Loans made by Lender shall be deemed to constitute a waiver of or consent to any Stipulated Default, any other Event of Default, any Existing Forbearance Condition Violation or a commitment or agreement make any Revolving Loans. Lender reserves all of the rights and remedies available to it under the Financing Agreements and Applicable Law.  Each Obligor hereby agrees that, notwithstanding any temporary variation from the terms of the Forbearance Agreement or Loan Agreement that may have occurred in the past, such Obligor, from and after the date hereof, shall strictly comply with all of the terms and conditions in the Forbearance Agreement, the Loan Agreement and the other Financing Agreements.

7.

Specific Waivers by Assignee.  Assignee hereby waives and releases (i) any claim or cause of action that may exist against Lender under F.S.A. § 727.109(8) or otherwise, and (ii) any right that he may have to seek to surcharge any Collateral for any costs or expenses of, or that may arise or exist in connection with, the ABC.

8.

Payment of Expenses.  Each Obligor hereby agrees to pay, on demand, all expenses, including, without limitation, legal fees, incurred by Lender in connection with the negotiation, drafting, execution and implementation of this Amendment.

9.

Counterparts; Electronic Signatures.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall constitute an original, but all of which taken together shall be one and the same instrument.  In proving this Amendment, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.  Any signed counterpart of this Amendment that is transmitted by facsimile or electronic transmission shall be deemed to constitute an original counterpart for all purposes.

10.

Governing Law; Waiver of Notice of Acceptance.  This Amendment shall be deemed to be a contract governed by and construed in accordance with the internal laws of the State of Florida.  Each Obligor hereby waives notice of the acceptance of this Amendment.

11.

Release of Claims.  To induce Lender to enter into this Amendment, each Obligor hereby releases, acquits and forever discharges Lender, and all of its officers, directors, agents, employees, attorneys, affiliates, successors and assigns, from all liabilities, claims, demands, actions or causes of action of any kind (if any there be), whether absolute or contingent, due or to become due, disputed or undisputed, liquidated or unliquidated, at law or in equity, or known or unknown, that any one or more of them now have or ever have had against Lender, whether arising under or in connection with any of the Financing Agreements, the Forbearance Agreement, this Amendment or otherwise.

12.

Waiver of Jury Trial.  To the fullest extent permitted by Applicable Law, each of the parties hereto waives the right to trial by jury in any action, suit or proceeding arising out of or related to this Amendment, the Forbearance Agreement, the Loan Agreement or the Guaranties.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered on the date first written above.

PREMIX-MARBLETITE MANUFACTURING CO.
("Borrower")
By:	/s/ Howard L. Ehler, Jr.
Title:	Vice President

DFH, INC.
("Borrower")
By:	/s/ Howard L. Ehler, Jr.
Title:	Vice President

JUST-RITE SUPPLY, INC.
("Borrower")

By:	/s/ Howard L. Ehler, Jr.
Title:	Vice President

IMPERIAL INDUSTRIES, INC.
("Guarantor")

By:	/s/ Howard L. Ehler, Jr.
Title:	Chief Operating Officer

/s/ Michael Phelan
MICHAEL PHELAN, solely as
Assignee and not individually

Accepted:
WACHOVIA BANK,
NATIONAL ASSOCIATION
("Lender")

By:	/s/ Wanda Alverio
Title:	Vice President